ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
INFORM WORLDWIDE HOLDINGS, INC.

The undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation pursuant to Section 607.10025 of the Florida Business Corporation Act:

FIRST: The name of the corporation is Inform Worldwide Holdings, Inc.

SECOND: Article IV, Paragraph 2 is hereby amended with the following addition:

c.  There is herby designated a series of the Preferred Stock to be call “Series C Preferred Stock” which shall consist of 11,000,000 shares and shall have the following rights, preferences, privileges and restrictions:

1. Dividends and Distributions

1.1. Dividend Rate and Rights. Holders of the Series C Preferred Stock shall be entitled to receive dividends or other distributions with the holders of the common stock (“Common Stock”) of the Corporation on an as converted basis when, as, and if declared by the Directors of the Corporation.

1.2. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of Series C Preferred Stock in the same manner as provided to the holders of the Common Stock, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

2. Conversion into Common Stock.

2.1. Right to Convert. Subject to and upon compliance with the provision of this Section 2, the holders of the shares of Series C Preferred Stock shall be entitled, at their option, at any time after March 31, 2007, to convert all or any such share of Series C Preferred Stock into ten (10) shares of Common Stock (“Conversion Ratio”).

2.2. Notice of Conversion. Each Series C Preferred Stock stockholder who desires to convert into the Corporation’s Common Stock must provide a ten (10) day written notice to the Corporation of its intent to convert one or more shares of Series C Preferred Stock into Common Stock. The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

2.3. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series C Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall given written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted.

2.4. Adjustments to Conversion Ratio

A. Merger or Reorganization. In case of any reorganization, consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series C Preferred Stock in the same manner as provided to the Common Stock holders a notice thereof, and each such holder shall, upon written notice by the Corporation to the holders of the Series C Preferred Stock, convert such holder’s shares of Series C Preferred Stock into shares of Common Stock pursuant to this Section 2 immediately prior to the closing of such reorganization, consolidation or merger of the Corporation, and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Preferred Stock would have been entitled upon such reorganization, consolidation, merger or conveyance.

B. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Series C Preferred Stock Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series C Preferred Stock Conversion Ratio in effect immediately prior to such combination will be proportionately increased.

2.5. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, or through any reorganization transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

2.6. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series C Preferred Stock pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

2.7. Common Stock Reserved. The Corporation shall take such action as is necessary to amend the Articles of Incorporation to authorize such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series C Preferred Stock.

3. Liquidation Preference.

Distribution of Assets in Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed to all holders of Series C Preferred Stock on an as converted basis and pro rata with the holders of Common Stock.

4. Voting Rights.

4.1. Voting with Common Shares. Each holder of shares of Series C Preferred Stock shall be entitled to vote on all matters to come before the stockholders of the Corporation and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series C Preferred Stock held of record by such holder could then be converted pursuant to Section 2 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. Except as otherwise expressly provided herein, or as required by law, the holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as a separate class on all matters to come before the stockholders of the Corporation.

4.2. Voting as a Class. Without the affirmative vote of the holders of at least a majority of the outstanding Series C Preferred Stock, voting separately as a single class, the Corporation shall not:

A. Amend, alter or repeal the Corporation’s Certificate of Incorporation, as amended, or this Certificate of Designation to alter or change the designations, powers, preferences, benefits or rights of the Series C Preferred Stock so as to adversely affect the voting, dividend, liquidation, conversion, redemption or other rights of any of the holders of such shares, except to the extent that an amendment affects the Common Stock in a similar manner; or

B. Declare or pay any dividend on Common Stock (other than those payable solely in shares of Common Stock of the Corporation) without declaring or paying an equivalent dividend on Series C Preferred Stock.

5. Reissuance. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series C Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

6. Notices.

6.1.  Notice Requirement. Within ten (10) business days of any adjustment of the Series C Preferred Stock Conversion Ratio, the Corporation will give written notice thereof to all holders of shares of Series C Preferred Stock. The Corporation will give written notice to all holders of shares of Series C Preferred Stock at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, or (b) with respect to any pro rata subscription offer to holders of Common Stock.

6.2. Form of Notice. Unless otherwise specified in the Corporation’s Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series C Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

THIRD: The date of the adoption of the amendment by all of the Directors of the Corporation was December 27, 2006. Pursuant to Section 607.10025, no shareholder approval is required.

DATE: January 15, 2007

/s/ Ashvin Mascarenhas
__________________
Ashvin Mascarenhas
President